UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 19, 2012 (July 13, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 11, 2012, Transcept Pharmaceuticals, Inc. (“Transcept”) announced that the website of the U.S. Food and Drug Administration (“FDA”) indicated that an Abbreviated New Drug Application (“ANDA”) for a generic version of Intermezzo® (zolpidem tartrate) sublingual tablet C-IV had been submitted, but that Transcept had not received a Paragraph IV certification with respect to this filing. For additional information relating to Transcept’s announcement, see the Current Report on Form 8-K filed on July 11, 2012.

On July 13, 2012 and July 17, 2012, Transcept received Paragraph IV certifications from Actavis Elizabeth LLC and Watson Laboratories, Inc. – Florida, respectively, each advising Transcept that the respective party has filed an ANDA with the FDA for generic versions of the 1.75mg and 3.5mg strengths of Intermezzo. Each Paragraph IV certification alleges that Transcept’s U.S. Patent Nos. 7,658,945 and 7,682,628 are invalid, unenforceable and/or will not be infringed by the respective party’s manufacture, use or sale of the products for which such party’s ANDA was submitted. For more information on the risks associated with the Company’s efforts to secure and maintain intellectual property protection for Intermezzo, please see the Risk Factors section of the Company’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2012.

The information contained herein is intended to be considered in the context of more complete information included in the Company’s filings with the SEC and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date: July 19, 2012

	By:	/s/ Thomas P. Soloway
	Name:	Thomas P. Soloway
	Title:	Executive Vice President, Chief Operating Officer